SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

HAYES LEMMERZ INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

May 11, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Hayes Lemmerz International, Inc., to be held at the company’s world headquarters at 15300 Centennial Drive, Northville, Michigan 48167 on June 14, 2001, at 10:00 a.m. The doors will open at 9:00 a.m.

      At the Annual Meeting you will be asked to: (i) elect three (3) Class 2 Directors to serve until the 2004 Annual Meeting of Stockholders; (ii) approve the adoption of the company’s Short-Term Incentive Plan; and (iii) ratify the appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2002. Each of these items is discussed in full in the attached proxy statement and you are urged to read the attached proxy statement in its entirety.

      Your Board of Directors has considered each of these items and recommends that you vote FOR the election of the Board of Directors’ nominees as Class 2 Directors, FOR the adoption of the company’s Short-Term Incentive Plan, and FOR the ratification of the appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2002.

      It is important that your shares be voted, regardless of whether you are able to attend the Annual Meeting. To be sure that your shares are represented, please sign and mail the enclosed proxy card promptly. This will not prevent you from voting your shares in person if you choose to do so.

      I look forward to meeting with you this year.

Very truly yours,

Ranko Cucuz
Chairman of the Board of Directors
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	THURSDAY, JUNE 14, 2001

TIME:	10:00 AM EASTERN STANDARD TIME

LOCATION:	Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48167

To Hayes Lemmerz Stockholders:

      We invite you to attend our 2001 Annual Meeting of Stockholders at the company’s world headquarters. At the Annual Meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the Annual Meeting:

1.	Elect three Class 2 Directors to three-year terms on the Board of Directors. The board has nominated for re-election Ranko (“Ron”) Cucuz, Andrew R. Heyer and David Y. Ying, all current directors.

      2.  Approve the adoption of the company’s Short-Term Incentive Plan.

3.	Ratify the board’s appointment of KPMG LLP as the company’s independent auditors for the fiscal year ending January 31, 2002. KPMG LLP served in this same capacity in the fiscal year ended January 31, 2001, with the stockholders’ approval.

      You may vote on these proposals in person or by proxy. (See the attached proxy statement for more details on voting by proxy.) If you cannot attend the Annual Meeting, we urge you to complete and return the enclosed proxy promptly in the enclosed self-addressed, stamped envelope, so that your shares will be represented and voted at the Annual Meeting in accordance with your instructions. Of course, if you attend the Annual Meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on May 7, 2001 will be entitled to vote at the Annual Meeting or any adjournment thereof.

By order of the Board of Directors

Patrick B. Carey
Secretary

Northville, Michigan

May 11, 2001

CONTENTS

INTRODUCTION	1

This Proxy Solicitation	1

The Annual Meeting	1

Submission of Stockholder Proposals	2

Stockholders	3

VOTING	3

How to Vote Your Shares	3

How to Vote Under the Company’s Retirement Plans	3

Where to Find Voting Results	4

PROPOSALS	4

Election of Directors	4

Approval of Short-Term Incentive Plan	5

Approval of Independent Auditors	6

Other Matters	6

BOARD OF DIRECTORS	7

General	7

Directors Continuing in Office	7

Directors’ Meetings and Committees	8

Director Compensation	9

Compensation Committee Interlocks and Insider Participation	10

Section 16(a) Beneficial Ownership Reporting Compliance	10

Report of the Audit Committee	10

Relationship with Independent Accountants	11

EXECUTIVE COMPENSATION	11

Salary and Bonus	11

Stock Option Grants in Fiscal Year 2000 Under the 1996 Plan	12

Other Compensation and Benefits	12

Compensation Committee Report on Executive Compensation	12

The Role of the Compensation Committee	12

Overall Objectives of Executive Compensation Programs	12

An Overview of the Company’s Executive Compensation Plan	13

Base Salary Program	13

Short-Term Incentive Plan	13

Long-Term Incentive Plan	13

Compliance with Internal Revenue Code Section 162(m)	14

Compensation of the Chief Executive Officer	14

OTHER MATTERS	15

Available Information	15

Incorporation of Certain Documents by Reference	15

Appendix A — Stock Performance Graph	16

Appendix B — Stockholdings	18

Appendix C — Executive Compensation	21

Appendix D — Short-Term Incentive Plan	25

Appendix E — Audit Committee Charter	29

HAYES LEMMERZ INTERNATIONAL, INC.

15300 Centennial Drive
Northville, Michigan 48167

Annual Meeting of Stockholders

to be Held on June 14, 2001

PROXY STATEMENT

May 11, 2001

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the Annual Meeting on your behalf. This proxy statement, notice of annual meeting and accompanying proxy card are first being mailed to stockholders on or about May 11, 2001.

This Proxy Solicitation

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

      This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into five sections following this Introduction:

•	“Voting,” page 3.

•	“Proposals,” page 4.

•	“Board of Directors,” page 7.

•	“Executive Compensation,” page 11.

•	“Other Matters,” page 15.

      We have supplemented these sections with tables and other information, all of which appears in the appendices, beginning on page 16. For your reference, a table showing the performance of the company’s stock since July 2, 1996 is included in Appendix A.

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone or by mail, telecopy, telegraph or letter, but will not receive additional compensation for such solicitation. The company has also retained Mellon Investor Services LLC to assist in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $7,000, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of stock held of record by them.

The Annual Meeting

      As indicated in the Notice of Annual Meeting, the Annual Meeting will be held on Thursday, June 14, 2001, at the company’s world headquarters in Northville, Michigan. Only holders of record of the company’s common stock (the “Common Stock”) and the company’s nonvoting common stock (the “Nonvoting Common Stock”) at the close of business on May 7, 2001 (the “Record Date”) are entitled to notice of the Annual Meeting. Holders of Common Stock are entitled to vote on all matters submitted to a vote of stockholders at the Annual Meeting. Holders of Nonvoting Common Stock are not entitled to vote on any of the foregoing matters submitted to a vote of stockholders at the Annual Meeting. The company’s By-Laws require that a majority of the company’s Common Stock be represented at the Annual Meeting, whether in person or by proxy, in order to transact business. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting.

      The election of the Class 2 Directors will require the vote of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, in tabulating the vote for the election of the Class 2 Directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of such vote.

      Approval of the proposals to adopt the Hayes Lemmerz International, Inc. Short-Term Incentive Plan (“Short-Term Incentive Plan”) and to ratify the appointment of KPMG LLP (“KPMG”) as the company’s independent auditors for the fiscal year ended January 31, 2002 (“fiscal year 2001”) will require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. Under applicable Delaware law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. If a broker indicates on a proxy that it does not have discretionary authority and has not received voting instructions from the beneficial owners as to certain shares to vote on a particular matter, those shares will not be considered as present or voted with respect to that matter and will have no effect on the outcome of that vote.

      The parties to the Stockholders Agreement (see “Board of Directors” beginning on page 7) have indicated that they intend to vote their shares of Common Stock in favor of the Board of Directors’ nominees for Class 2 Directors, in favor of the proposal to adopt the company’s Short-Term Incentive Plan and in favor of the proposal to ratify the appointment of KPMG as the company’s independent auditors for fiscal year 2001. Accordingly, the Board of Directors’ nominees are expected to be elected to serve as Class 2 Directors and the proposal to ratify the appointment of KPMG as the company’s independent auditors for fiscal year 2001 is expected to be approved, regardless of the vote of any other stockholder.

      Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

Submission of Stockholder Proposals

      There were no stockholder proposals submitted for the Annual Meeting. If a stockholder wishes to submit a proposal for the 2002 Annual Meeting of Stockholders (the “2002 Annual Meeting”), such proposal must be sent to the company’s principal executive offices at 15300 Centennial Drive, Northville, Michigan 48167, Attention: Secretary. In order to be considered for inclusion in the company’s proxy statement and form of proxy relating to the 2002 Annual Meeting, a proposal must be received by the company on or before January 15, 2002.

      In accordance with the company’s Amended and Restated Bylaws, if a stockholder proposes to nominate a person for election to the Board of Directors at the 2002 Annual Meeting, the notice must include the name, age, residence and business address, occupation, and class and number of shares of Common Stock owned beneficially or of record by such nominee, and the written consent of the proposed nominee to serve, if elected. If a stockholder proposes any other matter for consideration at the 2002 Annual Meeting, the notice must contain a brief description of the matter, the reason such matter is proposed to be considered at the 2002 Annual Meeting and any material interest of the stockholder in such matter. In addition, all notices must include the name, address and class and number of shares of Common Stock beneficially owned by such stockholder. Such notice must contain any other information related to a proposed matter or such stockholder that would be required to be disclosed in a proxy statement. To be timely for the 2002 Annual Meeting, notice must be received by the company not less than fifty days nor more than seventy-five days prior to the meeting (or if less than sixty-five days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely notice must be received by the company no later than fifteen days following the date the notice was given or public disclosure was made).

Stockholders

      On May 7, 2001, the company had issued and outstanding 25,806,969 shares of Common Stock and 2,649,026 shares of Nonvoting Common Stock and there were approximately 105 shareholders of record. Based on the latest information provided to the company, the following shareholders beneficially own more than 5% of the company’s outstanding Common Stock, excluding warrants: Joseph Littlejohn & Levy Fund II, L.P. (“JLL Fund II”) (33.9%), Marianne Lemmerz (10.5%), TSG Capital Fund II, L.P. (“TSG”) (9.9%), CIBC WG Argosy Merchant Fund 2, L.L.C. (“Argosy”) (8.8%) and Horst Kukwa-Lemmerz (6.4%). Additional information regarding stockholdings is included in Appendix B.

VOTING

      You are entitled to one vote at the Annual Meeting for each share of the company’s Common Stock that you owned on the Record Date. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the Annual Meeting. To vote by proxy, you must complete and return the enclosed proxy card.

      The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed William D. Shovers and Patrick B. Carey, the company’s Vice President — Finance and Secretary, respectively, to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if you sign, date and return it before the Annual Meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the nominated directors, the approval of the company’s Short-Term Incentive Plan and the ratification of the company’s independent auditors. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with their best judgment.

      You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.

•	Submitting a later dated proxy.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must vote your shares.

How to Vote Under the Company’s Retirement Plans

      If you are a company employee participating in the company’s 401(k) Plan or the company’s Union Plan, then you may be receiving this material because of shares held for you in one of the plans. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Where to Find Voting Results

      The company will publish the voting results from the Annual Meeting in its Form 10-Q for the second quarter of fiscal year 2001, which it will file with the Securities and Exchange Commission (the “SEC”) in September 2001. You will also find the results from the Annual Meeting in the press release section of the company’s home page on the Internet (www.hayes-lemmerz.com), within ten days after the Annual Meeting.

PROPOSALS

      The Board of Directors has nominated three current directors — Ranko (“Ron”) Cucuz, Andrew R. Heyer and David Y. Ying — for new, three-year terms and recommends that you vote for their re-election. The Board has approved the company’s Short-Term Incentive Plan and recommends that you vote for approval of the plan. The Board has approved KPMG as the company’s independent auditors for fiscal year 2001 and recommends that you vote for their ratification.

Election of Directors

      The first proposal on the agenda for the Annual Meeting will be the election of three directors to serve as Class 2 Directors for three-year terms beginning at this Annual Meeting and expiring at the 2004 Annual Meeting of Stockholders. (For a description of the three classes of directors, see “Board of Directors” beginning on page 7.) The three nominees receiving the greatest number of votes cast will be elected.

      There are currently four Class 2 Directors — Ron Cucuz, Andrew R. Heyer, Ray H. Witt and David Y. Ying. Mr. Witt has recently notified the board that he does not wish to stand for re-election. Accordingly, the board has nominated only Messrs. Cucuz, Heyer and Ying for re-election as Class 2 Directors. The following is a brief biography of each nominee. You will find information on their holdings of the company’s stock in Appendix B.

      Ron Cucuz is 57 years old. He is a Class 2 Director and has been a director of the company since 1992. He has been Chairman of the Board of Directors of the company since July 1996, and has been Chief Executive Officer of the company since October 1992. Mr. Cucuz is also a director of Cleveland-Cliffs Inc. and Lincoln Electric Holdings, Inc.

      Andrew R. Heyer is 43 years old. He is a Class 2 Director and has been a director of the company since April 1997. Mr. Heyer has been a Managing Director of CIBC World Markets Corp., co-head of its Leveraged Finance Group and co-head of CIBC World Markets High Yield Merchant Banking Funds since August 1995. Mr. Heyer also has been a member of Canadian Imperial Bank of Commerce’s U.S. Management Committee since October 1999. In addition, Mr. Heyer is on the Investment Committee of Caravelle Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Mr. Heyer is also a Managing Director and Member of Trimaran Fund II, L.L.C., Trimaran Fund Management, L.L.C. and Trimaran Investments II, L.L.C. Prior to joining CIBC World Markets in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Mr. Heyer also serves as a director of CIBC World Markets Corp., Niagara Corporation, Fairfield Manufacturing Company, Inc., The Hain Food Group, Inc., Lancer Industries, Inc., Millennium Digital Media Holdings, L.L.C., NSP Holdings, L.L.C. and eLink Communications, Inc.

      David Y. Ying is 46 years old. He is a Class 2 Director and has been a director of the company since June 1997. Mr. Ying has been a Senior Managing Director of Joseph Littlejohn and Levy (“JLL”), which is the managing general partner of JLL Fund II, since June 1997. From January 1993 until May 1997, Mr. Ying was a Managing Director of Donaldson Lufkin & Jenrette, an investment banking firm. Mr. Ying is also a director of New World Pasta Company, IASIS Healthcare Corp., Lancer Industries, Inc. and Builders FirstSource, Inc.

      The Board of Directors recommends that you vote FOR the election of Messrs. Cucuz, Heyer and Ying.

Approval of Short-Term Incentive Plan

      On April 5, 2001, the Board of Directors approved the Short-Term Incentive Plan, subject to approval of the stockholders at the Annual Meeting.

      Internal Revenue Code Section 162(m), as amended, which was added to the Internal Revenue Code of 1986, as amended (the “Code”) by the Omnibus Budget Reconciliation Act of 1993, limits the amount of compensation a corporation may deduct as a business expense. That limit, which applies to the chief executive officer and the other four most highly compensated officers, is $1 million per individual per year. This limitation, however, does not apply to performance-based compensation that is tied to objective performance standards which have been established by a compensation committee of the Board of Directors consisting solely of outside directors and the material terms of which have been approved by the stockholders. The Short-Term Incentive Plan has been designed by the Compensation Committee of the Board of Directors (the “Compensation Committee”) to meet these criteria.

      The description of the Short-Term Incentive Plan which follows is not intended to be complete and is qualified in its entirety by the actual terms of the Short-Term Incentive Plan, a copy of which is attached hereto as Appendix D.

      Purpose of the Short-Term Incentive Plan. The Short-Term Incentive Plan is intended to afford a financial incentive to selected employees of the company and its subsidiaries and affiliates to encourage such employees to achieve results that lead to a more effective operation of the business of the company and its business units (“Business Units”) and to accomplish this purpose with full regard to the company’s stockholders and earning power.

      Purpose for Adopting the Short-Term Incentive Plan. At the 2000 Annual Meeting of Stockholders, the stockholders approved an annual performance plan (the “2000 Short-Term Incentive Plan”). The Compensation Committee of the Board of Directors has recommended changing the 2000 Short-Term Incentive Plan by, among other things, changing the bonus measures, changing the target percentages of bonus measures before a bonus will be paid with respect to that measure, and changing the calculation of the amount of bonus that will be paid with respect to bonus measures if more or less than 100% of the target for that bonus measure is achieved.

      Participants in the Short-Term Incentive Plan. Participants in the Short-Term Incentive Plan will be selected employees of the company and its present and future subsidiaries and affiliates, who will be designated and/or approved by the Compensation Committee or by members of management of the company. The Compensation Committee and management of the company take into account such factors as they deem relevant in connection with determining the participants in the Short-Term Incentive Plan, including without limitation those employees who are expected to have an impact of the current and future financial success of the company. Approximately 500 employees are expected to participate in the Short-Term Incentive Plan.

      Administration of the Short-Term Incentive Plan. The Short-Term Incentive Plan is administered by the Compensation Committee. All members of the Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee has full authority to establish the rules and regulations relating to the Short-Term Incentive Plan, to interpret the Short-Term Incentive Plan and those rules and regulations, and to take all other actions necessary or appropriate for the proper administration of the Short-Term Incentive Plan.

      Performance Criteria. The Short-Term Incentive Plan provides competitive variable pay opportunities to participants based upon the achievement of targets established and/or approved by the Compensation Committee based on the company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cash flow, and the achievement of certain personal objectives by the participant. In addition, with respect to those participants who are responsible for the performance of the particular Business Units of the company, their bonuses are also based in part upon the achievement of certain EBITDA targets for their respective Business Units. Thus, annual incentive compensation is determined by the degree to which: (i) the company and, for certain participants, the Business Units, achieve the annual EBITDA and cash flow targets, all of which targets are established and/or approved by the Compensation Committee, and (ii) each individual participant achieves his personal objectives, which objectives are established and/or approved by the Compensation Committee with respect to certain executive officers and which objectives are established and/or approved by members of management with respect to other participants in the plan. The aggregate bonus amount is established as a percentage of base salary, with each component of the Short-Term Incentive Plan comprising a portion of such percentage. The normative amount to be received as a bonus if the EBITDA and cash flow targets and personal objectives are met, expressed as a percentage of base salary, is established based upon levels of responsibility for company or Business Unit performance. This percentage increases as the level of responsibility increases, which currently ranges from 10% for employees at the entry level of the Short-Term Incentive Plan to 60% for the executive officers of the company (except for the Chief Executive Officer only, for whom the percentage is 100%).

      If the EBITDA and cash flow targets established in advance are met and the personal objectives established in advance are achieved, 100% of the normative bonus percentage is paid. If certain minimum EBITDA and cash flow targets are met, but any of such amounts is less than the targeted amounts, or if the individual performance objectives are not fully realized, the amount paid for each component of the Short-Term Incentive Plan which is not fully achieved will be less than the normative amount. Similarly, if either the EBITDA or cash flow performance exceeds the EBITDA or cash flow targets, respectively, the amount of the bonus attributable to such component of the Short-Term Incentive Plan will be more than the normative amount, up to an aggregate maximum of twice the normative amount. Notwithstanding the foregoing, if the company does not achieve a bonus trigger, to be set by the Compensation Committee annually, no bonus will be paid, even if the EBITDA and cash flow targets and personal objectives are achieved. The performance-based component may result in higher than competitive compensation for superior EBITDA and cash flow performance or lower than competitive compensation for performance not reaching the EBITDA or cash flow targets.

      The cost to the company of the Short-Term Incentive Plan and the amounts to be paid to participants cannot be determined at this time because payout of awards is based upon the company’s future financial performance and the number of participants in the plan.

      Approval of the Short-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote at the Annual Meeting.

      The Board of Directors recommends that you vote FOR approval of the Short-Term Incentive Plan.

Approval of Independent Auditors

      The final proposal on the agenda for the Annual Meeting will be the ratification of the Board’s appointment of KPMG as the company’s independent auditors for fiscal year 2001.

      KPMG served in this capacity for the fiscal year ended January 31, 2001 (“fiscal year 2000”), and has reported on the company’s 2000 consolidated financial statements. The Audit Committee recommended to the Board that KPMG be reappointed for fiscal year 2001.

      The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as the company’s independent auditors for fiscal year 2001.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors, the approval of the company’s Short-Term Incentive Plan and the ratification of the company’s independent auditors. Also, they have no present knowledge that any other matters will be presented by others for action at the Annual Meeting.

BOARD OF DIRECTORS

General

      The Board of Directors of the company consists of eleven directors divided into three classes (Class 1, Class 2 and Class 3) serving staggered three-year terms. The company’s By-Laws require that the three classes be as nearly equal in number as possible. Class 1 is currently composed of three directors and Classes 2 and 3 are each currently composed of four directors.

      In July 1996, in connection with the acquisition of Motor Wheel Corporation (the “Motor Wheel Acquisition”), JLL Fund II, TSG, Argosy, Nomura Holding America, Inc. (“Nomura”) and Chase Equity Associates L.P. (collectively, the “New Investors”), entered into a stockholders agreement with the company. In June 1997, in connection with the company’s acquisition of Lemmerz Holding GmbH (the “Lemmerz Acquisition”), the company, the New Investors and Marianne Lemmerz, Horst Kukwa-Lemmerz, Inge Kruger-Pressl and Renate Kukwa-Lemmerz (collectively, the “Lemmerz Shareholders”) entered into an amended and restated stockholders agreement (the “Stockholders Agreement”). The current parties to the Stockholders Agreement and their affiliates collectively own approximately 75% of the outstanding Common Stock.

      The Stockholders Agreement provides, among other things, that the Board of Directors shall consist of eleven members and that certain of the New Investors and all of the Lemmerz Shareholders will vote their shares of Common Stock so that the Board of Directors of the company will be comprised of the Chief Executive Officer of the company (currently, Ron Cucuz), four designees of JLL Fund II (currently, Anthony Grillo, Paul S. Levy, Jeffrey C. Lightcap and David Y. Ying), one designee of TSG (currently, Cleveland A. Christophe), two designees of the Lemmerz Shareholders (currently, Horst Kukwa-Lemmerz and Wienand Meilicke), and three individuals determined by the Board who are not affiliated with the company or any of the parties to the Stockholders Agreement other than one member that may be affiliated with Argosy (currently, Andrew R. Heyer, John S. Rodewig and Ray H. Witt). The Stockholders Agreement also provides, among other things, for certain transfer restrictions and registration rights for the stockholder parties thereto.

      As stated above, Mr. Witt has recently advised the company that he does not wish to stand for re-election as a Class 2 Director. Accordingly, the board has not nominated him for election as a Class 2 Director at the Annual Meeting. The board is diligently searching for a successor to Mr. Witt. Such successor will not be affiliated with the company or any of the parties to the Stockholders Agreement. Any such successor will be a Class 2 Director and will be appointed to serve the remaining balance of the three year term.

      Except as described above, there are no arrangements or understandings between any director and any other person pursuant to which he was selected as a director.

Directors Continuing in Office

      The Class 1 and 3 Directors will continue in office following this Annual Meeting, and their terms will expire in 2002 (Class 3) or 2003 (Class 1). The following are brief biographies of each of these directors, as well as a biography of Mr. Witt, currently a Class 2 Director. You will find information on their holdings of the company’s stock in Appendix B.

      Cleveland A. Christophe is 55 years old. He is a Class 3 Director and has been a director of the company since July 1996. Mr. Christophe has been a Managing Member of TSG Capital Group, L.L.C. since January 1995, a director and President of TSG Associates II, Inc. since January 1995, and Managing Member of TSG Associates III, L.L.C. since August 1998. Mr. Christophe is also a director of TSGVI Associates, Inc., Midwest Stamping, Inc., Urban Brands, Inc., Millennium Digital Media, L.L.C. and Orbseal L.L.C. Mr. Christophe previously served as an officer and director for TSG Ventures Inc. and TSG Management Co., L.L.C., and as a director of Envirotest Systems Corporation, Vista Media Group, Inc., Urban Children’s Stores Inc. and Z-Spanish Media Corporation.

      Anthony Grillo is 45 years old. He is a Class 1 Director and has been a director of the company since April 1999. Mr. Grillo has been a Partner of Evercore Partners, Inc. since March 2001. From January 1999 until March 2001, Mr. Grillo was a Senior Managing Director of JLL. From January 1991 to December 1998, he was a Senior Managing Director at the Blackstone Group, an investment banking firm. Mr. Grillo is also a director of Lancer Industries, Inc., Littlefuse Inc., IASIS Healthcare Corp., New World Pasta Company and Garden Way Incorporated.

      Horst Kukwa-Lemmerz is 58 years old. He is a Class 1 Director and has been a director of the company since June 1997. He was appointed to his present position as Vice Chairman of the company’s Board of Directors and Chairman of the Board of Directors of HLI (Europe), Ltd. upon consummation of the Lemmerz Acquisition. Mr. Kukwa-Lemmerz is also the President, Chief Executive Officer and a director of Port Armor Investment and Development, Inc. and H.K.L., L.L.C.

      Paul S. Levy is 53 years old. He is a Class 3 Director and has been a director of the company since July 1996. Mr. Levy has been a Senior Managing Director of JLL from its inception in 1988. Mr. Levy has served as Chairman of the Board of Directors and Chief Executive Officer of Lancer Industries, Inc. since July 1989. Mr. Levy is also a director of Fairfield Manufacturing Company, Inc., New World Pasta Company, IASIS Healthcare Corp., Builders FirstSource, Inc., Motor Coach Industries International, Inc. and AdvancePCS.

      Jeffrey C. Lightcap is 42 years old. He is a Class 1 Director and has been a director of the company since October 1997. He has been a Senior Managing Director of JLL since June 1997. From February 1993 until May 1997, Mr. Lightcap was employed by Merrill Lynch & Co., an investment banking firm, first as a Director and then, commencing in 1994, as a Managing Director. Mr. Lightcap is also a director of New World Pasta Company, IASIS Healthcare Corp. and Motor Coach Industries International, Inc.

      Wienand Meilicke is 55 years old. He is a Class 3 Director and has been a director of the company since June 1997. Mr. Meilicke is an attorney admitted to practice in Bonn, Germany and has, during at least the last five years, been a partner of Meilicke Hoffmann & Partner, a law firm located in Bonn, Germany. Mr. Meilicke is also a member of the supervisory boards of WABCO Standard GmbH, JADO AG and Breuniger Beteilgungs GmbH.

      John S. Rodewig is 67 years old. He is a Class 3 Director and has been a director of the company since December 1992. He served as President of Eaton Corporation from 1992 until his retirement on January 1, 1996. Mr. Rodewig also serves as a director of FKI plc.

      Ray H. Witt is 72 years old. He is a Class 2 Director and has been a director of the company since April 1999. Mr. Witt’s term as a Class 2 Director will expire at the Annual Meeting; Mr. Witt is not standing for re-election to the Board of Directors. Mr. Witt is currently Chairman of the Board of Directors of CMI Management Services, Inc. and a director of Atchison Casting Corporation. Mr. Witt was the principal shareholder and Chairman of the Board of Directors of CMI International, Inc. (“CMI”) for at least five years prior to the acquisition of CMI by the company in February 1999.

Directors’ Meetings and Committees

      The Board of Directors met four times and took action by unanimous consent three times during fiscal year 2000. Of the total number of Board meetings and meetings of Board committees held in fiscal year 2000, each current director (other than Messrs. Kukwa-Lemmerz, Lightcap and Ying) attended at least 75% of such meetings held during the period in which he served as a director or member of such committee. The Board of Directors has established a standing Audit Committee and Compensation Committee of the Board of Directors. The membership and functions of the standing committees of the Board of Directors are as follows:

      Audit Committee: The Board of Directors has an Audit Committee, which consisted of Messrs. Christophe, Rodewig and Witt during fiscal year 2000. The Audit Committee met four times during fiscal year 2000. The duties of the Audit Committee generally are to:

•	review the scope and results of the annual audit of the company’s financial statements with the company’s independent auditors,

•	review the company’s financial condition and results of operations with management and the company’s independent auditors,

•	consider the adequacy of the internal accounting and control procedures of the company,

•	review any non-audit services and special engagements to be performed by the company’s independent auditors and consider the effect of such performance on the auditors’ independence,

•	periodically review the company’s environmental compliance and product liability litigation matters,

•	review the terms of all material transactions and arrangements between the company and its affiliates, and

•	recommend to the Board of Directors the firm to be selected as independent auditor of the company’s financial statements and to perform services related to the completion of such audit.

      Compensation Committee: The Board of Directors has a Compensation Committee, which consisted of Messrs. Christophe, Grillo and Rodewig during fiscal year 2000. In addition, Messrs. Cucuz and Kukwa-Lemmerz serve as nonvoting members of the Compensation Committee. During fiscal year 2000, the Compensation Committee met two times. The duties of the Compensation Committee generally are to:

•	review and make recommendations to the Board of Directors as to compensation and other terms and conditions of employment of executive officers of the company,

•	administer the company’s benefit plans for executive officers of the company, including any stock option plans, share-price related incentive plans, and long-term incentive plans,

•	make recommendations to the Board of Directors as to termination settlements for executive officers of the company,

•	plan for succession of executive officers of the company, and

•	review requests by executive officers of the company to join the Board of Directors of any entity not affiliated with the company.

Director Compensation

      Directors who are not company employees and who are not affiliated with any of the New Investors or the Lemmerz Shareholders receive an annual retainer of $20,000, a fee of $1,000 for each Board or committee meeting attended, an annual stock gift of 250 shares of Common Stock and are reimbursed for expenses incurred in attending Board and/or committee meetings. In fiscal year 2000, Messrs. Rodewig and Witt were the only directors of the company who were paid for their participation as a director or member of a committee of the Board.

      Mr. Kukwa-Lemmerz is a designee on the Board of Directors of the Lemmerz Shareholders, who own an aggregate of 5,050,000 shares of Common Stock. In connection with the Lemmerz Acquisition, Mr. Kukwa-Lemmerz was elected as (i) Vice Chairman of the company’s Board of Directors, (ii) a nonvoting member of the Compensation Committee, and (iii) Chairman of the Board of the company’s subsidiary, HLI (Europe) Ltd. The company also entered into consulting agreements (the “Consulting Agreements”) with Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz pursuant to which, among other things, (i) Mr. Kukwa-Lemmerz retired from all positions held with Lemmerz and its subsidiaries, (ii) the company agreed to pay Mr. Kukwa-Lemmerz and his affiliate an aggregate of $500,000 annually during the five-year period for which consulting services will be provided, and (iii) the company granted Mr. Kukwa-Lemmerz and his affiliate options to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $16 per share, such options to become exercisable at the rate of 20% annually on June 30, 1998 and each June 30th thereafter during the term of the Consulting Agreements.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of the Board of Directors during fiscal year 2000 were Messrs. Christophe, Grillo and Rodewig. In addition, Messrs. Cucuz and Kukwa-Lemmerz are non-voting members of the Compensation Committee. On June 30, 1997, the company consummated the Lemmerz Acquisition in which the Lemmerz Shareholders, including Mr. Kukwa-Lemmerz, received $200 million in cash and five million shares of Series A Preferred Stock (which have subsequently converted into five million shares of Common Stock). In addition, in connection with the Lemmerz Acquisition, the company entered into the Consulting Agreements with Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz. See “Director Compensation.”

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the company’s directors and certain officers to file with the SEC and the New York Stock Exchange (“NYSE”) initial reports of ownership and reports of changes in ownership of the company’s Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the company. These filing requirements also apply to holders of more than ten percent of the company’s Common Stock. To the company’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the company during fiscal year 2000, or written representations from certain reporting persons that no Forms 5 were required for those persons, all Section 16(a) filing requirements applicable to the company’s officers and directors and beneficial owners of more than 10% of the Common Stock were complied with on a timely basis.

Report of the Audit Committee

      The Audit Committee of the Board of Directors submits the following report for fiscal year 2000:

The Board of Directors of the company adopted a written Audit Committee Charter on June 15, 2000, a copy of which is attached as Appendix E to this proxy statement. All members of the Audit Committee are independent as defined in the listing standards of the NYSE.

The Audit Committee of the Board of Directors of the company has reviewed and discussed with management of the company and KPMG, independent accountants for the company, the consolidated financial statements of the company and its subsidiaries to be set forth in the company’s 2000 Annual Report to Shareholders and at Item 8 of the company’s Annual Report on Form 10-K for fiscal year 2000.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes, among other items, matters relating to the conduct of an audit of the company’s financial statements.

The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG their independence from the company.

Based on the review and discussions with management of the company and KPMG referred to above, the Audit Committee has recommended to the Board of Directors that the company publish the consolidated financial statements of the company and subsidiaries for fiscal year 2000 in the company’s Annual Report on Form 10-K for fiscal year 2000 and in the company’s 2000 Annual Report to Shareholders.

/s/ John S. Rodewig, Chairman
/s/ Cleveland A. Christophe
/s/ Ray H. Witt

Relationship with Independent Accountants

      KPMG served as the company’s independent accountants for fiscal year 2000. In addition to rendering audit services during fiscal year 2000, KPMG performed various non-audit services for the company and its subsidiaries.

      During fiscal year 2000, the Company paid the following fees to KPMG:

Audit Fees	$1,162,000

Financial Information Systems Design and Implementation Fees	-0-

All Other Fees	425,000

Total Fees	$1,587,000

      The Board of Directors, on the recommendation of the Audit Committee, has appointed KPMG as independent accountants for the Company for fiscal year 2001. In making its recommendation, the Audit Committee reviewed past audit results and the information systems design and implementation and other non-audit services performed during fiscal year 2000 and proposed to be performed during fiscal year 2001. In selecting KPMG, the Audit Committee and the Board of Directors carefully considered KPMG’s independence. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of KPMG.

      KPMG has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

      Representatives of KPMG will attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and have advised the Company that they will be available to respond to appropriate questions of Stockholders.

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Mr. Cucuz, the Chief Executive Officer, and the four most highly compensated officers other than Mr. Cucuz: Giancarlo Dallera, Vice President — President, European Wheel Group; Ronald L. Kolakowski, Vice President — President, North American Wheel Group; Daniel M. Sandberg, Vice President — President, Automotive Brake Components; and William D. Shovers, Vice President — Finance and Chief Financial Officer (collectively, the “Named Executive Officers”). This section also includes a report of the Compensation Committee of the Board of Directors, which discusses the general compensation principles used by the committee, as well as the specific factors used to determine Mr. Cucuz’s compensation.

Salary and Bonus

      The Named Executive Officers had their salaries reviewed and increased in fiscal year 2000. This is consistent with the company’s compensation principles for executive officers, since their salaries were last reviewed in fiscal year 1999. Mr. Dallera also received a bonus for fiscal year 2000. You will find additional information regarding the salaries and bonuses of the Named Executive Officers in Appendix C.

Stock Option Grants in Fiscal Year 2000 Under 1996 Plan

      Mr. Sandberg was the only Named Executive Officer to receive a grant of stock options in fiscal year 2000. You will find additional information regarding stock option grants and stock options held by the Named Executive Officers in Appendix C.

Other Compensation and Benefits

      The Named Executive Officers receive medical, group life insurance and other benefits (including matching contributions under the company’s 401(k) Plan) that are available generally to all of the company’s salaried employees. The Named Executive Officers participate in the company’s salaried employees pension plan, which is qualified under Section 401(a) of the Code and receive certain other perquisites. The Named Executive Officers based in the United States also participate in the company’s supplemental employee retirement plan (which is not qualified under Section 401(a) of the Internal Revenue Code). Additional information regarding other compensation and benefits of the Named Executive Officers is described in the Summary Compensation Table set forth in Appendix C.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors submits the following report on executive compensation for fiscal year 2000:

This report provides an overview of the company’s compensation philosophy and executive compensation programs. It also discusses compensation-related decisions in general, and specifically those relating to the company’s Chief Executive Officer, for fiscal year 2000.

     The Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for all matters relating to the compensation of the Chairman and Chief Executive Officer and the officers of the company reporting directly to him. It carries out these responsibilities by reviewing certain executive compensation and benefit plans, administering the company’s stock option and other long-term incentive plans and overseeing succession planning. To comply with regulations of the SEC and to separate members of management more completely from compensation decisions, only non-management directors are eligible to serve as voting members of the Compensation Committee (Messrs. Cucuz and Kukwa-Lemmerz serve as non-voting members of the Compensation Committee).

     Overall Objectives of Executive Compensation Programs

The company’s executive compensation programs have been designed to support the company’s goal of enhancing stockholder value by providing incentives that will attract, reward and retain highly qualified executives critical to the long-term success of the company. The company’s policy is to establish overall compensation at median competitive levels. Median competitive levels are determined by an independent consulting firm (in fiscal year 2000, such consulting firm was William M. Mercer & Associates), utilizing several widely used published compensation surveys. These surveys included several hundred companies, but the methodology under which compensation was determined focused on compensation level data from approximately 25 companies in the automotive supply industry (the “Comparison Group”). However, as a result of the relationship between executive compensation and corporate performance, the company’s executives may be paid more or less in any particular year than the executives of companies included in the Comparison Group, depending on the company’s performance. The companies in the Comparison Group are not the same as those in the peer group utilized in preparing the Peer Group Index (see “Stock Performance Graph”) because the Committee’s independent consultant uses surveys of publicly traded and privately owed companies in the automotive industry to determine median compensation levels, whereas the Peer Group Index has been chosen by the company to reflect publicly traded automotive parts and accessories suppliers. The Compensation Committee believes that it would not be practicable to prepare a compensation survey of the companies included only in the Peer Group Index.

Following research and assistance from the independent consultant, the Compensation Committee has determined to structure the company’s short-term and long-term incentive compensation plans to emphasize corporate financial performance which the Committee believes will enhance stockholder value. To implement this approach, commencing in fiscal year 1993, the company has utilized a compensation plan for its executive officers which comprises an annual performance plan for its executive officers, with earned short-term incentive awards being paid out in cash (subject to maximum annual payouts) plus a stock-based incentive compensation program under the company’s stock option plans.

     An Overview of the Company’s Executive Compensation Plan

The company’s executive compensation programs have three components: base salary, annual incentive and long-term incentive. A discussion of the Committee’s decisions regarding executive compensation and an overview of its various elements are presented below.

     Base Salary Program

The company’s base salary program is intended to provide base salary ranges that reflect the median salary levels of the Comparison Group. Base salaries are periodically adjusted to reflect each executive’s performance and contribution to the overall financial results of the company, the executive’s length of service with the company and changes in median salary levels of the Comparison Group. The Committee, based upon research and advice provided by its independent consultant, annually reviews and compares each executive’s salary level against comparable executive positions in the Comparison Group.

     Short-Term Incentive Plan

As discussed in “Approval of Short-Term Incentive Plan,” the Board of Directors has recommended amending the 2000 Short-Term Incentive Plan, effective for fiscal year 2001. The 2000 Short-Term Incentive Plan is intended to afford a financial incentive to selected employees of the company and its subsidiaries and affiliates to encourage such employees to achieve results that lead to a more effective operation of the business of the company, its groups (“Groups”) and its Business Units and to accomplish this purpose with full regard to the company’s stockholders and earning power.

In fiscal year 2000, the 2000 Short-Term Incentive Plan provided competitive variable pay opportunities to executive officers based upon an EBIT trigger and the achievement of established targets based on the company’s EBIT, return on invested capital (“ROIC”), the company’s cash flow and the achievement of certain personal objectives by the executive. However, no bonuses were paid under the Short-Term Incentive Plan with respect to fiscal year 2000 because the EBIT trigger was not achieved. Certain bonuses were paid outside of the Short-Term Incentive Plan to employees in the European Wheel Group, the European Fabricated Wheel Business Unit and the European Cast Wheel Business Unit, due to the performance of their respective Groups or Business Units.

     Long-Term Incentive Plan

In the fiscal year ended January 31, 1997 (“fiscal year 1996”), in connection with the Motor Wheel Acquisition, the Compensation Committee approved stock option grants to the executive officers of the company under the 1996 Plan, which option grants were significantly larger than those granted to the executive officers in prior years. The options granted in fiscal year 1996 under the 1996 Plan to the Named Executive Officers are divided into five groups (“Tranches”) of an equal number of options. The options in each such Tranche vest (i.e., become exercisable by the optionee) only when both a time condition and a stock performance condition tied to the price of the Common Stock have been met. These time and performance conditions for such vesting are intended to ensure that the stockholders of the company receive a significant return on their investment before the optionees realize a financial gain therefrom.

The Compensation Committee believes that the option grants under the 1996 Plan, including the terms thereof which cause such options to vest progressively as certain price and time conditions are met, will align the interests of the company’s executive officers with those of the stockholders of the company by creating a long-term incentive for such officers to achieve corporate performance which also enhances stockholder value. As a result, and because of the size and significance of the option grants made in fiscal year 1996, the Compensation Committee elected not to grant any additional stock options in fiscal year 2000 to the company’s executive officers (except to certain of those executive officers who were promoted into their positions as executive officers during fiscal year 1999 or fiscal year 2000).

     Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code, effective for years beginning after 1993, generally limits to $1,000,000 the amounts deductible by a public corporation in respect of annual compensation paid to a “covered employee” (i.e., the chief executive officer and the four other most highly compensated executive officers of the corporation), including, unless an exception applies, compensation otherwise deductible upon the exercise of compensatory options. Qualifying performance-based compensation and compensation, including stock options, that meets other exceptions to the general limitation will not be subject to the limitation. The company’s 2000 Short-Term Incentive Plan meets the foregoing requirements and was approved at the 2000 Annual Meeting of Stockholders. Accordingly, any compensation that would have been paid in fiscal year 2000 under the 2000 Short-Term Incentive Plan would have been deductible by the company.

     Compensation of the Chief Executive Officer

In fiscal year 2000 the company was adversely impacted by a number of broad issues that affected the automotive industry as a whole. These issues included a substantial slowdown in North American sales for light vehicles and heavy trucks, excessive inventories by major automotive manufacturers which resulted in significant declines in vehicle production builds, new vehicle launch delays, customer plant closures and a weak Euro. Nevertheless, the company continued progress and organic growth in its core business, continued its global expansion and repositioning as a supplier of suspension modules and rationalized and restructured operations to realize additional efficiencies. Based upon the contributions made by Mr. Cucuz to these matters, as well as certain other considerations, the Compensation Committee approved an increase in Mr. Cucuz’s base salary for fiscal year 2000 from $700,000 to $755,000 per year. In addition, the Compensation Committee continued the rate of normative bonus compensation for Mr. Cucuz under the Short-Term Incentive Plan of 100% of his base salary. However, because no bonuses were paid under the Short-Term Incentive Plan with respect to fiscal year 2000, no bonus was paid to Mr. Cucuz with respect to fiscal year 2000.

/s/ Anthony Grillo, Chairman
/s/ Cleveland A. Christophe
/s/ John S. Rodewig

OTHER MATTERS

Available Information

      The company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by the company with the SEC are available in the investor information section of the company’s home page on the Internet (www.hayes-lemmerz.com) and also can be inspected and copied at prescribed rates at the following facilities of the SEC: 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300 Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such materials may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10012.

Incorporation of Certain Documents by Reference

      Pursuant to the Exchange Act, the company hereby incorporates by reference the company’s Annual Report on Form 10-K for fiscal year 2000, as filed with the SEC.

      All documents and reports filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the Annual Meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

      The company will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the company, 15300 Centennial Drive, Northville, Michigan 48167, Attention: Director of Investor Relations, telephone (734) 737-5000. These documents are also available in the investor information section of the company’s home page on the Internet (www.hayes-lemmerz.com).

By order of the Board of Directors,

Patrick B. Carey
Secretary

Northville, Michigan

May 11, 2001

APPENDIX A

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the company’s Common Stock for the period from July 2, 1996 (the effective date of the Motor Wheel Acquisition, on which date the company’s Common Stock was recapitalized) through January 31, 2001, with (i) the cumulative total return on the NASDAQ National Market System market index through December 17, 1997 (the date on which the company’s Common Stock ceased trading on the NASDAQ National Market System) and the NYSE market index from and after December 18, 1997 (the date on which the company’s Common Stock commenced trading on the NYSE)(collectively, “Market Index”), and (ii) the cumulative total return of an industry peer group composed of automotive parts and accessories suppliers (“Peer Group Index”) for the same period. In accordance with the rules of the SEC, the graph assumes an investment of $100 on July 2, 1996 in each of the Common Stock, the stocks comprising the Market Index and the stocks comprising the Peer Group Index, and assumes that all dividends were reinvested.

[PERFORMANCE GRAPH]

	7/2/96	7/96	10/96	1/97	4/97	7/97	10/97	1/98	4/98	7/98	10/98

HAYES LEMMERZ INTERNATIONAL, INC.	100.00	97.94	109.47	133.33	151.44	203.86	222.22	157.23	253.13	239.96	176.58
NYSE COMPOSITE	100.00	94.93	103.74	114.12	115.49	136.98	133.28	141.44	159.93	156.56	150.51
PEER GROUP	100.00	94.85	98.93	111.51	114.80	141.94	147.32	142.44	160.21	143.84	135.91

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1/99	4/99	7/99	10/99	1/00	4/00	7/00	10/00	1/01

HAYES LEMMERZ INTERNATIONAL, INC.	216.09	189.33	190.57	142.41	131.71	103.72	88.90	72.03	42.08
NYSE COMPOSITE	166.32	175.70	173.42	173.26	172.22	178.43	177.45	184.49	183.83
PEER GROUP	142.42	145.78	167.95	121.82	115.65	132.83	116.67	113.77	110.73

      Data respecting the following companies were utilized in calculating the Peer Group Index in the table above:

Aftermarket Technology Corporation
American Axle & Manufacturing Holdings Inc.
Amerigon Incorporated
Arvin Meritor, Inc.
Autoliv Inc.
Barnes Group Inc.
Borg Warner Automotive, Inc.
Clarcor Inc.
Collins & Aikman Corporation
Collins Industries Inc.
Colonel’s International, Inc.
Consulier Engineering, Inc.
Dana Corporation
Decoma International Inc.
Delphi Automotive Systems
Desc, S.A. De C.V.
Donnelly Corporation
Eaton Corporation
Edelbrock Corporation

Federal-Mogul Corporation
Gentek Inc.
Gentex Corporation
Glas-Aire Industries Group Ltd.
Global Technovations Inc.
Hastings Manufacturing Company
Hayes Lemmerz International, Inc.
Impco Technologies Inc.
ITT Industries, Inc.
Jason Incorporated
Johnson Controls, Inc.
Lund International Holdings, Inc.
Magna International, Inc.
McLaren Automotive Group
Modine Manufacturing Co.
Noble International, Ltd.
Orbital Engine Corporated Limited
R&B Inc.
Safety Components International, Inc.
Scheib Earl Inc.
Smith A. O.
SPX Corporation
Standard Motor Products, Inc.
Stoneridge, Inc.
Strattec Security Corporation
Superior Industries International Inc.
T.J.T., Inc.
Tesma International, Inc.
Transpro, Inc.
TRW Inc.
U.S. Automotive Manufacturing, Inc.
Universal Manufacturing Company
Wabtec Corp
Westcast Industries, Inc.
Williams Controls, Inc.

APPENDIX B

STOCKHOLDINGS

Security Ownership of Certain Beneficial Owners and Management

      This Appendix B contains stockholding information for persons known to the company to own five percent or more of the company’s Common Stock, the directors of the company and the company’s executive officers.

      Ownership of the company’s Common Stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by the company’s executive officers include shares that they have the right to acquire by exercising options on or before 60 days from the Record Date. The percentages shown in this annual report compare the person’s beneficially owned shares with the total number of shares of the company’s Common Stock outstanding on May 7, 2001 (28,455,995 shares).

      As of the Record Date, the outstanding Common Stock was held of record by 105 stockholders.

				Percentage of	Percentage of
				Ownership of	Ownership of
				Shares of	Shares of
				Common	Common
				Stock	Stock
Name and Address	Shares of			(excluding	(including
of Beneficial Owner	Common Stock		Warrants(1)	Warrants)(2)	Warrants)(3)

Joseph Littlejohn & Levy Fund II, L.P.	9,634,176		1,825,376	33.9%	36.9%
450 Lexington Avenue Suite 3350 New York, New York 10017

Marianne Lemmerz	3,000,002		—	10.5%	9.7%
Friedrichsallee 14 D-53639 Konigswinter, Germany

TSG Capital Fund II, L.P.	2,812,500		67,500	9.9%	9.3%
177 Broad Street 12th Floor Stamford, Connecticut 06901

CIBC WG Argosy Merchant Fund 2, L.L.C.	2,500,000	(4)	60,000	8.8%	8.2%
425 Lexington Avenue, Third Floor New York, New York 10017

Horst Kukwa-Lemmerz	1,825,000	(5)	—	6.4%	5.9%
Friedrichsallee 14 D-53639 Konigswinter, Germany

(1)	Each Warrant allows the holder thereof to acquire one share of Common Stock for a purchase price of $24.00. The Warrants are exercisable from July 2, 2000 through July 2, 2003.

(2)	Excludes options to purchase Common Stock held by certain officers and directors of the company and also excludes Warrants to purchase 2,600,000 shares of Common Stock.

(3)	Excludes options to purchase Common Stock held by certain officers and directors of the company, but includes Warrants to purchase 2,600,000 shares of Common Stock.

(4)	All of the shares of Common Stock owned by Argosy are Nonvoting Common Stock. Does not include 884,200 shares (3.1% of the Common Stock) owned by Canadian Imperial Holdings Inc. and 362,400 shares (1.3% of the Common Stock) owned by Caravelle Investment Fund, L.L.C. (“Caravelle”), both of whom are affiliates of Argosy; Argosy disclaims beneficial ownership of all such shares.

(5)	Consists of 1,687,420 shares of Common Stock owned by Mr. Kukwa-Lemmerz and an affiliated entity which he controls and 137,580 shares of Common Stock owned by Renate Kukwa-Lemmerz, his wife. Such shares represent 6.4% of the outstanding Common Stock. In addition, Mr. Kukwa-Lemmerz is the trustee of a trust established by Marianne Lemmerz for the benefit of her grandchildren, which trust owns 199,998 shares (less than 1%) of Common Stock. Mr. Kukwa-Lemmerz disclaims beneficial ownership of all shares of Common Stock owned by his wife and such trust.

Security Ownership of Management and the Board of Directors

      The following table sets forth, as of the Record Date, without giving effect to the Warrants, the beneficial ownership of the company’s Common Stock by each of the Directors and the Named Executive Officers of the company and by the Directors and executive officers of the company as a group:

Name of Beneficial Owner	Number of Shares(1)(2)

Cucuz, Ranko	536,426

Dallera, Giancarlo	156,498

Kolakowski, Ronald L.	85,894

Sandberg, Daniel M.	80,946

Shovers, William D.	143,888

Christophe, Cleveland A.(3)	—

Grillo, Anthony	10,000

Heyer, Andrew R.(4)	—

Kukwa-Lemmerz, Horst(5)	1,825,000

Levy, Paul S.(6)	9,634,176

Lightcap, Jeffrey(6)	9,634,176

Meilicke, Wienand	200

Rodewig, John S.	1,560

Witt, Ray H.	500

Ying, David Y.(6)	9,644,936

All directors and executive officers as a group (16 persons)	12,492,519

(1)	Includes the following shares of Common Stock issuable upon the exercise of options granted under the company’s 1992 Stock Incentive Plan (the “1992 Plan”) and the 1996 Plan which are exercisable within 60 days of the Record Date (assuming that no additional options vest during that period) and shares of Common Stock purchased under the company’s 401(k) Plan:

		Issuable upon
	Issuable upon	Exercise of
	Exercise of Options	Options	Purchased
	Granted under	Granted under	under
Name	1992 Plan	1996 plan	401(K) Plan

Cucuz, Ranko	180,300	304,172	2,864

Dallera, Giancarlo	65,300	60,834	—

Kolakowski, Ronald L.	25,000	60,834	—

Sandberg, Daniel M.	26,000	51,946	—

Shovers, William D.	62,000	60,834	—

All directors and executive officers as a group	347,100	562,648	5,455

(2)	In each case, except as to Messrs. Kukwa-Lemmerz, Grillo, Levy, Lightcap and Ying and “all directors and executive officers as a group,” less than 1% of the outstanding shares of Common Stock.

(3)	Mr. Christophe is associated with TSG, which owns 9.9% of the Common Stock of the company; he disclaims any beneficial ownership of such Common Stock.

(4)	Mr. Heyer is associated with Argosy, which owns 8.8% of the Common Stock of the company (all of which shares are Nonvoting Common Stock), Canadian Imperial Holdings Inc., which owns 3.1% of the Common Stock of the company and Caravelle, which owns 1.3% of the Common Stock; he disclaims any beneficial ownership of all such Common Stock.

(5)	Consists of 1,687,420 shares of Common Stock owned by Mr. Kukwa-Lemmerz and an affiliated entity which he controls and 137,580 shares of Common Stock owned by Renate Kukwa-Lemmerz, his wife. Such shares represent 6.4% of the outstanding Common Stock. In addition, Mr. Kukwa-Lemmerz is the trustee of a trust established by Marianne Lemmerz for the benefit of her grandchildren, which trust owns 199,998 shares of Common Stock. Mr. Kukwa-Lemmerz disclaims beneficial ownership of all shares of Common Stock owned by his wife and such trust.

(6)	Messrs. Levy, Lightcap and Ying are all associated with JLL Fund II, which owns 33.9% of the Common Stock of the company. Messrs. Levy, Lightcap and Ying are general partners of JLL Associates II, L.P., the general partner of JLL Fund II, and, as a result, each of them may be deemed to beneficially own all of the shares of Common Stock of JLL Fund II. In addition, Mr. Ying owns individually 10,760 shares of Common Stock.

      As of the Record Date, all directors and executive officers of the company as a group may be deemed beneficially to own approximately 43.9% of the outstanding Common Stock.

APPENDIX C

EXECUTIVE COMPENSATION

Summary of Compensation for Fiscal Year 2000

      The following summary compensation table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to the company’s Named Executive Officers for fiscal year 2000, fiscal year 1999 and fiscal year 1998.

SUMMARY COMPENSATION TABLE

		Annual Compensation

	Fiscal			All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)

Cucuz, Ranko	2000	732,110	-0-	179,237
Chief Executive Officer	1999	658,334	764,968	129,809
	1998	579,167	626,640	121,167

Dallera, Giancarlo(2)	2000	293,574	184,510	—
Vice President — President,	1999	285,750	189,813	—
European Wheel Group	1998	266,377	186,381	—

Kolakowski, Ronald L.(3)	2000	290,773	-0-	54,797
Vice President — President,	1999	264,587	167,558	34,448
North American Wheel Group	1998	214,583	149,310	27,422

Sandberg, Daniel M.(4)	2000	267,025	-0-	50,286
Vice President — President,	1999	253,769	152,778	35,665
Automotive Brake Components	1998	236,690	168,269	28,099

Shovers, William D.	2000	293,760	-0-	56,543
Vice President — Finance and	1999	276,689	178,368	39,649
Chief Financial Officer	1998	258,763	150,346	35,803

(1)	For each Named Executive Officer, consists of matching contributions accrued under the company’s retirement savings plan and contributions under the company’s non-tax qualified supplemental employee retirement plan for the benefit of the company’s executive officers based in the United States. Mr. Dallera is based in Italy and is not eligible to participate in the plans.

(2)	Mr. Dallera was appointed to his current position in February 2000. Prior to that time, Mr. Dallera was the company’s Vice President — President, European Aluminum Wheels. Mr. Dallera’s salary is paid in Italian Lire and his bonus is paid in United States Dollars. The U.S. Dollar amount for Mr. Dallera’s salary was calculated using the exchange rate of 1 Lira = 0.000485 Dollars, which was the average exchange rate of such currency during fiscal year 2000.

(3)	Mr. Kolakowski was appointed to his current position in February 1999. Prior to that time, Mr. Kolakowski was the company’s Vice President — President, North American Aluminum Wheels.

(4)	Mr. Sandberg was appointed to his current position in February 1999. Prior to that time, Mr. Sandberg was the company’s Vice President — International Operations, General Counsel and Secretary.

Stock Option Grants in Fiscal Year 2000 Under 1996 Plan

      Mr. Sandberg received a grant of 5,000 stock options in fiscal year 2000 in connection with his appointment as Vice President — President, Automotive Brake Components. None of the other Named Executive Officers received any grant of stock options from the company during fiscal year 2000. The following table sets forth certain information respecting the grant of stock options to Mr. Sandberg during fiscal year 2000 under the company’s 1996 Plan:

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to	Per Share		Option Term(3)
Name of Optionee and	Options	Employees in	Exercise of	Expiration
Type of Option(1)	Granted	Fiscal Year 2000	Base Price(2)	Date	5%	10%

Sandberg, Daniel M.	5,000	1.6%	$13.1875	6/15/10	$41,467	$105,087

(1)	The options granted in fiscal year 2000 under the 1996 Plan vest and become fully exercisable in 25% annual increments, commencing on June 15, 2001, and continuing on each June 15 thereafter, if the employee to whom the options were granted is still an employee of the company. All of the options granted in fiscal year 2000 terminate on June 15, 2010.

(2)	All options granted during fiscal year 2000 under the 1996 Plan were granted at a price of $13.1875 per share.

(3)	Values are reported net of the option’s exercise price, but before taxes associated with exercise. These values are calculated using assumed rates of appreciation prescribed by the SEC.

Aggregate Option Exercises in Fiscal Year 2000 and January 31, 2001 Option Value

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the Named Executive Officers as of January 31, 2001. This table also shows the value on that date of their “in-the-money” options, which is the positive spread between the exercise price of existing stock options and $6.39 per share (the closing market price of the Common Stock on January 31, 2001). No options were exercised in fiscal year 2000 by any of the Named Executive Officers.

Number of Securities
	Underlying	Value of Unexercised
	Unexercised Options	in-the-Money Options
	at January 31, 2001	at January 31, 2001
	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable

Cucuz, Ranko	484,472/456,258	$0/$0

Dallera, Giancarlo	126,134/ 91,251	$0/$0

Kolakowski, Ronald L.	85,834/ 91,251	$0/$0

Sandberg, Daniel M.	77,946/ 94,794	$0/$0

Shovers, William D.	122,834/ 91,251	$0/$0

Pension Plan

      The company maintains a defined benefit pension plan covering all persons who were United States salaried employees of the company and its subsidiaries on or before December 31, 1994. Pension income at normal retirement age is calculated by averaging the participant’s highest consecutive 60 months of compensation out of the final 120 months of compensation and providing 1% of the first $7,800 thereof and 1 1/3% of the remainder for each of the first 30 years of service, and 1/2% and 2/3% of such compensation, respectively, for each of the next 10 years of service. Benefits under the company’s pension plan are limited by restrictions imposed by the Internal Revenue Code of 1986, as amended (the “Code”). Prior to the company’s initial public offering in December 1992 (the “IPO”), the eligible United States salaried employees of the company participated in a pension plan sponsored by K-H Corporation (“K-H”), which at the time was the parent corporation of the company. In connection with the IPO, K-H transferred the assets and liabilities of its plan relating to participants employed in the company’s wheel business to the company’s pension plan, in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. Effective January 1, 1995, (1) certain provisions of the plan that had frozen final average compensation for purposes of the plan as of December 31, 1991, were rescinded, (2) no new participants may enter the plan and (3) for purposes of calculating benefits payable under the plan, no additional service may be credited under the plan; however, service continues to be credited under the plan for vesting purposes and to determine eligibility for retirement benefits under the plan. In addition, increases in compensation were recognized under the plan for purposes of determining pensions. Effective March 31, 1999, certain provisions of the plan were amended to freeze final average compensation as of such date.

      The following table illustrates the annual pension benefits payable from the company’s defined benefit pension plan to a person in the specified earnings and years of service classifications at normal retirement date.

PENSION PLAN TABLE

	Years of Credited Service

Covered Compensation	10	15	20	25	30	35

$50,000	$6,407	$9,610	$12,813	$16,017	$19,220	$20,822

$100,000	$13,073	$19,610	$26,147	$32,683	$39,220	$42,488

$150,000	$19,740	$29,610	$39,480	$49,350	$59,220	$64,155

$200,000	$20,318	$30,477	$40,636	$50,794	$63,220	$66,033

$250,000	$20,318	$30,477	$40,636	$50,794	$63,220	$66,033

$300,000	$20,318	$30,477	$40,636	$50,794	$63,220	$66,033

$350,000	$20,318	$30,477	$40,636	$50,794	$63,220	$66,033

$400,000	$20,318	$30,477	$40,636	$50,794	$63,220	$66,033

      Base salary is the only compensation upon which benefits under this plan are determined.

      Messrs. Cucuz, Kolakowski, Sandberg and Shovers are participants in the pension plan described above, and each had covered compensation and credited years of service (which amounts were frozen as of December 31, 1994) as set forth below:

	Covered	Years of
Name	Compensation	Credited Service

Cucuz, Ranko	$170,000	4

Kolakowski, Ronald L.	$170,000	2

Sandberg, Daniel M.	$170,000	2

Shovers, William D.	$170,000	2

      The covered compensation amounts set forth in the above table differ from the amounts set forth in the Summary Compensation Table because of limitations contained in the Code on compensation permitted to be used for pension plan purposes.

      The Pension Plan Table shows amounts that are payable in the form of a straight-life annuity; such amounts are not subject to offset for Social Security or any other payments.

      Effective January 1, 1995, the company adopted a defined contribution pension plan for its United States salaried employees, under which, the company contributes to a retirement account for each eligible employee 5% of his compensation up to the amount of the Social Security wage base ($76,200 in 2000) plus 8% of his compensation over the amount of the Social Security wage base. Compensation, for purposes of this plan, includes salary, bonus and commissions, but is limited to a maximum of $170,000 under provisions of the Code. The retirement account is invested at the direction and risk of the employee, who is entitled, subject to certain vesting requirements, to the contents of his account when his employment terminates, at retirement or otherwise. The company does not assure the employee of the amount of his retirement benefit or the value of this account at any time.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements.

      The company, through its subsidiary, Hayes Lemmerz, S.p.A. (“HLI Italy”), entered into an employment agreement with Mr. Dallera, dated February 1, 1993, as amended on June 6, 1996, that provides for his employment as General Manager of HLI Italy at an initial base salary which automatically increases annually following increases in an index commonly used to determine the cost of living increases for senior managers in Italy. For fiscal year 2000, Mr. Dallera’s base salary was $293,574 (translated from Italian lire at the exchange rate of 1 lira = 0.000485 US Dollars). Under this agreement, Mr. Dallera is entitled to all HLI Italy employee benefits; his annual bonus, however, is paid under the company’s Short-Term Incentive Plan and based upon the criteria established for the other executive officers of the company. The agreement expires by its terms on December 31, 2003, or in the event of Mr. Dallera’s death. Although Mr. Dallera was not entitled to an annual bonus under the Short-Term Incentive Plan due to the financial results of the company as a whole, the Compensation Committee exercised its discretionary authority and awarded Mr. Dallera an annual bonus in recognition of the strong financial performance of the European Wheel Group in fiscal year 2000.

      The company entered into separate agreements (the “Severance Agreements”) with the Named Executive Officers and certain other executive employees of the company (the “Covered Individuals”) on or about June 15, 2000, pursuant to which, upon a change in control of the company (as defined therein), each Covered Individual is entitled to an immediate payment of all earned but unpaid compensation and a pro rata bonus payment for the current fiscal year under any bonus plan for which he is then eligible.

      In addition, the Severance Agreements provide that each Covered Individual whose employment with the company is terminated on or following a change in control and during the term of the Severance Agreements, other than (i) by the company for cause, (ii) by reason of death or disability, or (iii) by the Covered Individual without good reason, is entitled to a lump sum cash payment in the aggregate amount of: (a) earned but unpaid compensation, less any payment previously made in respect of such amount, (b) the product of the individual’s base salary, his bonus percentage and the fraction of the current fiscal year expired at the time of such termination, less any payments previously made in respect of such amounts upon such change of control, (c) up to three times the sum of (x) the individual’s base salary and (y) the product of his base salary and his bonus percentage and (d) one hundred thousand dollars ($100,000). The Severance Agreements also provide that the Covered Individuals are entitled to have the company (i) continue for up to two years all welfare benefit programs, such as medical and life, provided by the company and its affiliated companies, (ii) pay or provide any other amounts incurred prior to the date of termination, or benefits required or permitted under any program or agreement of the company, (iii) provide key executive level outplacement services, and (iv) pay the Covered Individuals’ legal expenses relating to a dispute under the Severance Agreements.

      The Severance Agreements also contain provisions regarding termination of employment upon disability, death, and other certain circumstances. In addition, if any payments or benefits paid to the Covered Individuals under the Severance Agreements or any other plan, arrangement or agreement with the company are subject to the federal excise tax on excess parachute payments or any similar state or local tax, or any interest or penalties are incurred with respect thereto, the company will pay to the Covered Individuals an additional amount so that the net amount retained by the Covered Individuals after deduction or payment of those taxes will be as if no such tax, interest or penalty were imposed.

APPENDIX D

HAYES LEMMERZ INTERNATIONAL, INC.

SHORT-TERM INCENTIVE PLAN

Section 1

NAME

      The name of the plan is the Hayes Lemmerz International, Inc. Short-Term Incentive Plan (the “Plan”).

Section 2

EFFECTIVE DATE OF PLAN

      The effective date of the Plan is February 1, 2001. The fiscal year of the Plan (“Plan Year”) shall be the twelve month period ending on January 31, 2002 and each twelve month period thereafter, provided that for the European Operations of Hayes Lemmerz International, Inc. (the “Company”), the Plan Year shall be the twelve month period ending December 31, 2001 and each twelve month period thereafter. The Plan will continue indefinitely until terminated pursuant to Section 12.

Section 3

PURPOSE

      The purpose of the Plan is to compensate officers and key employees of the Company by utilizing a direct financial incentive to encourage such officers and key employees to achieve results that lead to a more effective operation of the business of the Company and its business units (“Business Units”) and to accomplish this purpose with full regard to the Company’s shareholders and its earning power.

Section 4

ADMINISTRATION

      The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). In applying and interpreting the provisions of the Plan, the decisions of the Committee, pursuant to the authority granted by the Board, shall be final.

Section 5

ELIGIBILITY FOR PARTICIPATION

      Eligibility requirements for participation in the Plan shall be at differing levels (CEO, Executive Group, and Groups I, II, and III). The Compensation Committee shall review and approve all Participants at the CEO level and officers of the Company reporting to the CEO (collectively “Management”). Management shall review and approve all other Participants, making such changes as it deems appropriate. The Human Resources Department of the Company shall maintain a current list of all employees eligible for participation in the Plan, including their level of eligibility.

      Employees, other than the CEO, hired or promoted to Management shall participate at the Executive Group level pending approval of the Committee at the next available meeting of the Committee. Participation will be approved or denied effective with the date requested by Management. All other eligible employees hired or promoted by the Company shall, upon approval of Management, participate in the Plan. There will be no additions to the eligibility list after November 30 of each Plan Year.

Section 6

DEFINITIONS

      Average Monthly Working Capital — the sum of average monthly receivables and average monthly inventory, less average monthly payables.

      Bonus Trigger — An objective threshold that may be established annually by the Committee that must be achieved before any bonus may be paid.

      Business Unit Earnings From Operations (“BU-EBITDA”) — the earnings before interest, taxes, depreciation and amortization attributable to the operations of the Business Unit to which the employee is assigned. BU-EBITDA for each Business Unit is approved by the Committee and may be adjusted by the Committee in consideration of certain nonrecurring charges or gains.

      Cash Flow — the sum of Average Monthly Working Capital plus capital expenditures.

      Cash Flow Bonus Threshold — is the level of Cash Flow established annually by the Committee necessary to receive any portion of an individual bonus award whose calculation is Cash Flow dependent.

      Cash Flow Normative Bonus Goal — the amount of Cash Flow established annually by the Committee necessary to receive the normative rate of an individual award whose calculation is Cash Flow dependent.

      Change in Control — A Change in Control shall be deemed to have occurred if Management, prior to a change in Management due to certain events, deems that a Change in Control has occurred. Such events include:

a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended);

b) the reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a Business Combination); or

c) the change of the majority of the Board of Directors of the Company.

      Corporate Staff — the CEO, all direct reports to the CEO, and the Participants reporting to the Group Presidents (other than employees of a Business Unit), the Chief Financial Officer, the Vice President Human Resources and Administration, and the General Counsel.

      Earnings From Operations (“EBITDA”) — the earnings before interest, taxes, depreciation and amortization attributable to the operations of the Company as shown in the audited financial statements of the Company as filed with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K as approved by the Company’s Auditors.

      EBITDA Bonus Threshold — the amount of EBITDA established annually by the Committee that must be attained to receive any portion of an individual bonus award whose calculation is EBITDA dependent. Such EBITDA Bonus Thresholds may be calculated at the Company or Business Unit level.

      EBITDA Normative Bonus Goal — the EBITDA level established annually by the Committee necessary to receive the normative rate of an individual award whose calculation is EBITDA dependent. Such EBITDA Normative Bonus Goals are established at the Company and Business Unit level.

      Normative Bonus Goals — the targets established annually by the Committee at which 100% of the bonus award for a component will be paid.

      Normative Bonus Rate — the percentages described in Section 7.

      Participant — is the CEO, an individual within the Executive Group or an individual within Group I, II, or III, as approved in accordance with the Plan.

      Pay — is the sum of the monthly base salary rate times each month of participation. It does not include prior period bonuses, signing bonuses, Presidential Awards, moving expenses, car allowances, foreign service allowances or other compensation amounts.

      Personal Objectives — are specific goals or accomplishments set by the Committee for the CEO and by Management for all other Participants.

Section 7

NORMATIVE BONUS RATES AND NOTIFICATION OF STATUS

      The Company maintains five bonus classifications under the Plan: CEO, Executive Group, Group I, Group II, and Group III. The Normative Bonus Rates, as a percent of Pay, are as follows:

CEO — 100%;
Executive Group — 60%;
Group I — 35-40%;
Group II — 21%;
Group III — 10%.

      These Normative Bonus Rates may be changed at the beginning of each Plan Year by the Committee, with respect to Management, and at any time during the Plan Year by Management with respect to all other Participants.

      Participants will be notified as to the classification in which they will participate for the coming Plan Year. Such notification will be made as soon as possible in the new Plan Year. This notification will also include the EBITDA and Cash Flow Normative Bonus Goals for the upcoming year, the extent to which the Participant’s bonus is based on EBITDA and Cash Flow, or a combination thereof and, if applicable, the EBITDA and Cash Flow Bonus Thresholds. Personal Objectives for the Plan Year are communicated at this time as well.

Section 8

CALCULATION OF CASH FLOW, EBITDA and PERSONAL OBJECTIVES

      At the end of each Plan Year, Management shall generate a report detailing the calculation of Cash Flow and EBITDA for the Company, and BU-EBITDA for each Business Unit. Such report shall reflect the findings of the external auditors and shall be approved by the Committee. In addition, Management shall review the attainment of the Personal Objectives with each Participant. These amounts shall be used in determining each Participant’s bonus award. If the Bonus Trigger is not attained, no bonus is awarded to any Participant.

Section 9

INDIVIDUAL AWARDS

      An individual’s annual award is calculated using the following allocations:

Corporate Staff	50% EBITDA, 30% Cash Flow, 20% Personal Objectives.
Business Units	25% EBITDA, 25% Business Unit EBITDA, 30% Cash Flow, 20% Personal Objectives.

      Each year, the Committee shall establish the EBITDA and Cash Flow Normative Bonus Goals and Bonus Thresholds for the bonus awards. The Committee may also establish a Bonus Trigger each year. Such amounts shall be based on the Company’s budget, as approved by the Committee. The Committee also shall establish the formula or methodology to be used to calculate the percentage of a Normative Bonus Goal achieved if more of less than such goal is realized during such year. The maximum payout for the EBITDA and Cash Flow components is 200%. The Personal Objective payout is capped at 100%.

      Each individual’s annual award is calculated by multiplying each component’s percent allocation above, by:

           a)  the percentage achieved;

           b)  the Normative Bonus Rate for the Participant’s classification; and

           c)  Pay.

      The sum of the product for all components is the Participant’s annual award.

      Participants that change classification or Business Unit during the Plan Year shall have their annual award calculated separately for each period.

Section 10

TIME AND METHOD OF PAYMENT

      Bonus payments shall be made in cash. Bonus payments will be made as soon as Management deems possible following the audit of financial results for the fiscal year to which bonuses apply and in no case shall bonuses be paid later than the filing of the Company’s Form 10-K. Payments shall be made to Participants who are employed by the Company on February 28 following the end of the Plan Year. Prior to payment, the CEO will obtain from either the internal or external auditors (in his sole discretion) a letter of compliance stating their concurrence that payments to be made under this Plan are in accordance with its provisions.

      Bonus payments are considered Eligible Compensation as that term is defined in the Hayes Lemmerz International Retirement Savings Plan. A Participant that wishes to have 401(k) deferrals taken from his or her bonus payment may request such deferral in writing. Otherwise, the only withholding will be the minimum tax withholding required by law.

Section 11

SEPARATIONS

      In case of separation from the Company for any reason (excluding death, disability or retirement) the separated Participant shall immediately cease to be a Participant and no bonus shall be payable. However, if the Participant is separated due to death, disability or retirement, the Participant (or his estate in the event of death) shall receive a bonus payment covering the period of time that he was employed and was a Participant in the Plan during the fiscal year in which the death, disability or retirement occurs. Such payments shall be made at the time and in the manner they would have been made had the death, disability or retirement not occurred. The Participant shall cease to be a Participant in the Plan Year following separation, death, or the commencement of disability or retirement.

Section 12

REVISION OR DISCONTINUANCE OF THE PLAN

      This Plan shall not create any rights of future participation of any employee in this Plan nor limit in any way the right of the Committee to amend, modify or to rescind the Plan in whole or in part at any time. No person eligible to receive any payments shall have any right to pledge, assign, or otherwise dispose of any unpaid portion of such payments.

      In the event of a Change in Control of the Company, any unpaid amounts under the Plan for prior Plan Years shall become due and payable immediately. In addition, a partial (or “Stub Year”) bonus shall be paid at the Normative Bonus Rate. Such Stub Year bonus shall be calculated as if the Company had achieved 100% of the Normative Bonus Goals (EBITDA, BU-EBITDA, Cash Flow,), and the Participant had achieved 100% of the Participant’s Personal Objectives. Pay used for calculating such Stub Year Bonus shall be the Pay earned through the pay period coinciding with or next following the date of the Change in Control.

      Adopted as of February 1, 2001.

APPENDIX E

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF
HAYES LEMMERZ INTERNATIONAL, INC.
As Adopted by the Board of Directors
on June 15, 2000

1.  PURPOSE OF THE AUDIT COMMITTEE

      The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of Hayes Lemmerz International, Inc. (the “Company”) in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and environmental and legal compliance functions of the Company and its subsidiaries.

2.  COMPOSITION OF THE AUDIT COMMITTEE

      The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange.

3.  MEETINGS OF THE COMMITTEE

      The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Secretary of the Company shall attend all Committee meetings and shall maintain minutes of the meetings and records relating to those meetings. The Secretary shall provide copies of such minutes to the members of the Committee.

4.  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

      In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

(a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

(b) Review the performance of the Company’s independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

(c) Oversee the independence of the Company’s independent auditors by, among other things:

(i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement confirming their independence; and

(ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action in to satisfy itself of the auditors’ independence;

(d) Instruct the Company’s independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Company’s independent auditors;

(e) Review and accept, if appropriate, the annual audit plan of the Company’s independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year;

(f) Review the scope and results of the year-end audit of the Company, including any comments or recommendations of the Company’s independent auditors;

(g) Review the Company’s annual audited financial statements with the management of the Company and the Company’s independent auditors prior to filing or distribution;

(h) Review with management and the Company’s independent auditors their judgements about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting process;

(i) Review with management the Company’s quarterly financial results prior to the release of earnings. Confirm that the Company’s interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Company’s independent auditors;

(j) Review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures through inquiry and discussions with the Company’s independent auditors, internal auditors and management of the Company;

(k) Review with management the Company’s administrative, operational and accounting internal controls, and evaluate whether the Company is operating in accordance with its prescribed policies, procedures and codes of conduct;

(l) Receive periodic reports from the Company’s independent auditors, internal auditors and management of the Company to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures;

(m) Establish and maintain free and open means of communication between and among the Board, the Committee, the Company’s independent auditors, the Company’s internal auditing department and management, including providing such parties with appropriate opportunities to meet privately with the Committee;

(n) Review and reassess annually the adequacy of the Committee’s charter;

(o) Meet annually with the Company’s general counsel to review product liability litigation matters and with the Company’s environmental director to review environmental compliance matters, including in both cases any matters that may have a material impact on the financial statements of the Company;

(p) Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement;

(q) Review the Company’s policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Company and members of management as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s internal auditors;

(r) Obtain from the Company’s independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

(s) Secure independent expert advice where appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Committee in fulfilling its duties and responsibilities;

(t) Report regularly to the Board on its activities, as appropriate;

(u) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate;

(v) Review the internal audit plan, changes to plan, activities, organizational structure and qualifications of the internal audit department, as needed;

(w) Review the performance of the internal audit function. The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board of Directors through the Committee.

* * *

      While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Company complies with all laws and regulations.

PROXY

HAYES LEMMERZ INTERNATIONAL, INC.
15300 CENTENNIAL DRIVE
NORTHVILLE, MICHIGAN 48167

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, JUNE 14, 2001

The undersigned holder of shares of Common Stock of Hayes Lemmerz International, Inc. hereby appoints William D. Shovers and Patrick B. Carey, and each of them, with full power of substitution, as proxies to vote all shares owned by the undersigned at the Annual Meeting of Stockholders to be held at the Company’s world headquarters located at 15300 Centennial Drive, Northville, Michigan 48167 on Thursday, June 14, 2001 at 10:00 a.m., local time, and any adjournment or postponement thereof. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

Please mark, date and sign the proxy and return it promptly in the accompanying business reply envelope, which requires no postage if mailed in the United States. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

This Proxy, if signed and returned, will be voted as specified on the reverse side. If no specification is made, your shares will be voted FOR approval of all matters listed on the reverse side of this Proxy Card.

IMPORTANT: PLEASE MARK AND SIGN ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF ALL MATTERS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD.

(SEE REVERSE SIDE)

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Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

		FOR	WITHHELD
1.	To elect the following three (3) nominees as Class 2 Directors of the Company, each to serve for a term of three years: Ranko Cucuz, Andrew R. Heyer and David Y. Ying. (Authority to vote for any of the nominees listed above may be withheld by striking out the name of such nominee(s).)

		FOR	AGAINST	ABSTAIN
2.	To approve the adoption of the Company’s Short-Term Incentive Plan.

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2002.

4.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Thursday, June 14, 2001 and the related Proxy Statement.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer. PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

Signature(s)_________________________________________________________________________	Date_______________

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